Exhibit 99.(n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-257789 on Form N-2 of our report dated February 27, 2024, relating to the financial statements and financial highlights of Oaktree Diversified Income Fund Inc., appearing in Form N-CSR of Oaktree Diversified Income Fund Inc. for the year ended December 31, 2023, and to the references to us under the headings "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

December 20, 2024